                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            EARTHLINK NETWORK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             EARTHLINK NETWORK, INC.
                               3100 New York Drive
                           Pasadena, California 91107
                                 (626) 296-2400

                                 August 3, 1998

Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of EarthLink Network, Inc., which will be held at 9:00 a.m. local time on Friday, August 28, 1998, in the Executive Conference Room of EarthLink, 3100 New York Drive, Pasadena, California (the "Annual Meeting").

         The principal business of the meeting will be to elect directors for the ensuing year and to amend the Company's 1995 Stock Option Plan. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first and second quarters of 1998.

         Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                        Sincerely yours,

                                        /s/ Sky D. Dayton

                                        Sky D. Dayton
                                        Chairman of the Board

                             EARTHLINK NETWORK, INC.
                               3100 New York Drive
                           Pasadena, California 91107
                                 (626) 296-2400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The 1998 Annual Meeting of the Stockholders of EarthLink Network, Inc. will be held at 9:00 a.m. local time, Friday, August 28, 1998, in the Executive Conference Room of EarthLink, 3100 New York Drive, Pasadena, California. The meeting is called for the following purposes:

         (1)   To elect directors for the ensuing year;

         (2)   To amend the Company's 1995 Stock Option Plan; and

         (3) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on July 2, 1998 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                       By order of the Board of Directors,

                                        /s/ Sky D. Dayton

                                        Sky D. Dayton

                                        Chairman of the Board

Pasadena, California
August 3, 1998

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.


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


                             EARTHLINK NETWORK, INC.
                               3100 New York Drive
                           Pasadena, California 91107

                                 PROXY STATEMENT

         This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink Network, Inc. (the "Company" or "EarthLink") in connection with the solicitation of proxies for use at the 1998 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. local time on Friday, August 28, 1998, in the Executive Conference Room of EarthLink, 3100 New York Drive, Pasadena, California, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be mailed on or about August 3, 1998 to the Company's stockholders of record (the "Stockholders") on the Record Date, as defined below.

              THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE
                    AND RETURN THE ENCLOSED PROXY CARD IN THE
                       POSTAGE PREPAID ENVELOPE PROVIDED.

                             SHARES ENTITLED TO VOTE

General

         Proxies will be voted as specified by the Stockholder or Stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share, of the Company (the "Common Stock") represented thereby will be voted FOR the election as directors of the nominees listed in this Proxy Statement. The submission of a signed proxy will not affect a Stockholder's right to attend and to vote in person at the Annual Meeting. A Stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

         Only holders of record of Common Stock as of the close of business on July 2, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 14,193,711 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters except with respect with the cumulative voting features applicable to the election of Directors.

Quorum Required

         According to the Company's Bylaws, the holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

Vote Required

         Under Delaware law, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. In connection with


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


the cumulative voting feature applicable to the election of directors, each Stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the record date, multiplied by the number of directors to be elected. A Stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more nominees. For example, when eight directors are to be elected, a holder of 100 shares may cast 800 votes for a single nominee, apportion 400 votes to each of two nominees, or apportion 800 votes in any other manner by so noting in the space provided on the accompanying proxy card. A Stockholder may withhold votes from any or all nominees by notation to that effect on the proxy card. Except to the extent that a Stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for, and, if necessary, exercise cumulative voting rights to secure, the election of the nominees listed below as directors of the Company.

         With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its Stockholders.

                                         PROPOSAL I - ELECTION OF DIRECTORS

Nominees

         The Company's Bylaws provide that the Company shall have at least one and not more than eleven directors, the exact number to be fixed by resolution of the Board of Directors from time to time. The Board has fixed the number of directors at eleven. At this Annual Meeting, eight directors will be elected for a term expiring at the 1999 Annual Meeting of Stockholders. The Board of Directors has nominated Sky D. Dayton, Charles G. Betty, Sidney Azeez, Robert M. Kavner, Linwood A. Lacy, Jr., Paul McNulty, Kevin M. O'Donnell and Reed E. Slatkin for election to the Board of Directors at the Annual Meeting, each to serve until the 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Pursuant to the Company's Governance Agreement with Sprint Corporation ("Sprint") and Sprint Communications Company L.P. ("Sprint, L.P.") and the Certificate of Designation for the preferred stock held by Sprint, until such time as Sprint and Sprint, L.P.'s equity interest in the Company decreases below Twenty Percent (20%) (which percentage is subject to certain adjustments) for three consecutive months, Sprint shall have the right to elect two persons (the "Investor Directors") to the Board of Directors of the Company, as the holder of the Company's Series A Convertible Preferred Stock. Sprint has designated William T. Esrey and Patti S. Manuel as the initial Investor Directors.

         All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the nine directors as specified therein by the Stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the eight nominees listed in this Proxy Statement to the Board of Directors. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director.

         Stockholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Stockholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

         Set forth below is certain biographical information furnished to the Company by each director nominee. Each such nominee currently serves as a director of the Company.

Information Regarding Nominees For Directors

Sky D. Dayton
Age: 26

         Mr. Dayton, the founder of the Company, has served as Chairman of the Board of Directors since the Company's inception in May 1994 and served as its Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he served as co-owner of a computer-based digital imaging firm, Dayton Walker Design. From 1991 to 1992, he served as Director of Marketing for new products at Executive Software, a VAX/VMS utility software maker. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California.

Charles G. Betty
Age: 41

         Mr. Betty has served as the President and as a director of the Company since January 1996, and, was named the Company's Chief Executive Officer in May 1996. From February 1994 to January 1996, Mr. Betty was a strategic planning consultant, advising, among others, Reply Corp., Perot Systems Corporation and Microdyne, Inc. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider.

Sidney Azeez
Age: 66

         Mr. Azeez has been a director of the Company since June 1996. During the past five years, Mr. Azeez has been a private investor. Mr. Azeez founded Ultronic Systems Corp., which produced a stock and commodity quotation system. He also founded American Cellular Network, Inc. and Universal Telecell, Inc. ("Unitel"), both of which are cellular telephone companies, PCS, Inc., a wireless communications company, and several banks in Colorado and New Jersey. Mr. Azeez is a director of Unitel and Thermal Tech Development, Inc.

Robert M. Kavner
Age: 55

         Mr. Kavner has been a director of the Company since June 1996. Since September 1996, he has served as President and Chief Executive Officer of On Command Corporation, a provider of on demand video for the hospitality industry. From 1994 through August 1995, he was director of business advisory services for Creative Artist Agency. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Executive Vice President of the Communications Products Group, Chief Executive Officer of the Multimedia Products and Services Group, President of the Computer Division, Chairman of the UNIX Systems Laboratory, Chairman of AT&T Capital Corporation, Chairman of AT&T Paradyne Corporation and Chairman of AT&T Venture

Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, Ascent Entertainment, Inc. and Tandem Computers, Inc.

Linwood A. Lacy, Jr.
Age: 53

         Mr. Lacy has been a director of the Company since June 1996. From October 1996 to October 1997 he has served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1989 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and CEO of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice Chairman. Mr. Lacy serves as a director of Entex Information Services, Inc.

Paul McNulty
Age: 36

         Mr. McNulty has been a Director of the Company since November 1996. Mr. McNulty has been a Managing Director of Soros Fund Management ("SFM"), a New York-based investment firm, since January 1996, and was a Securities Analyst at SFM from January 1993 until January 1996. Prior thereto, Mr. McNulty was employed as an Associate at MVP Ventures, a venture capital firm in Boston, Massachusetts.

Kevin M. O'Donnell
Age: 47

         Mr. O'Donnell, a co-founder of the Company, has been a director of the Company since its inception. Mr. O'Donnell is President of O'Donnell & Associates, a venture capital firm specializing in emerging high technology companies. In 1982, Mr. O'Donnell founded Government Technology Services, Inc., a reseller of computer equipment to the federal government, and from 1982 to 1990 served as its Chairman, Chief Executive Officer and President.

Reed E. Slatkin
Age: 49

         Mr. Slatkin, a co-founder of the Company, has been a director of the Company since its inception. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years. Mr. Slatkin is a director of Havenwood Ventures, Inc.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Information Regarding Investor Directors

         Because the two Investor Directors are elected by Sprint, the following biographies are provided for Stockholder informational purposes only.

William T. Esrey
Age:  58

         Mr. Esrey was designated a director of the Company in June 1998. Mr. Esrey is the Chairman and Chief Executive Officer of Sprint, and has served as Chairman of Sprint since 1990, Chief Executive Officer since 1985 and a Director since 1985. Mr. Esrey is a director of Duke Energy Corporation, The Equitable Life Assurance

Society of the United States, Everen Capital Corporation and General Mills, Inc.

Patti S. Manuel
Age:  42

         Ms. Manuel was designated a director of the Company in June, 1998. Ms. Manuel is the President and Chief Operating Officer - Long Distance Division of Sprint and President and Chief Operating Officer of Sprint, L.P., and has served in those capacities since February, 1998. Ms. Manuel has also served as President of Sprint Business, a division of Sprint, L.P. since May 1997. Ms. Manuel served as President of Sales and Marketing for Sprint Business from 1994 to 1997. Ms. Manuel was named President of Marketing for Sprint Business in 1993.

Additional Information Concerning The Board Of Directors

         The Company's Board of Directors held five (5) meetings during 1997. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. During 1997, no director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company.

         Committees of the Board of Directors. Presently the Compensation Committee of the Board of Directors consists of Messrs. Lacy, O'Donnell and Slatkin. The Compensation Committee establishes cash and long-term incentive compensation for executive officers and other key employees of the Company. The Compensation Committee also administers the Company's 1995 Incentive Stock Option Plan. The Compensation Committee held three (3) meetings in 1997.

         Presently the Audit Committee of the Board of Directors consists of Messrs. Azeez, Kavner and Slatkin. The Audit Committee is responsible for making recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal audit and control functions. The Audit Committee held one (1) meeting in 1997.

         The Investor Directors have the right to appoint one Investor Director to each committee of the Board of Directors.

         Director Compensation. Directors do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board or committees thereof. Non-employee directors are eligible to receive options to purchase Common Stock awarded under the Company's Directors Stock Option Plan.

Executive Officers

         The executive officers of the Company serve at the discretion of the Board of Directors and presently include Messrs. Sky D. Dayton, Charles G. Betty, Grayson L. Hoberg, David R. Tommela, Brinton O.C. Young and Dr. Richard
D. Edmiston. See "Information Regarding Directors" for information regarding Messrs. Dayton and Betty.

Grayson L. Hoberg
Age:  39

         Mr. Hoberg has served as Vice President, Finance and Administration and Chief Financial Officer of the Company since December 1997. From September 1993 to December 1997, he served in various capacities for, and ultimately as, the Vice President of Business Operations for TCI.NET, the Internet Division of TCI Cable. From December 1991 to September 1993, he was Manager of Information Systems at Coors Brewery. From January 1988 to December 1991, he was Consulting Manager at Price Waterhouse.

David R. Tommela
Age: 59

         Mr. Tommela has served as Vice President, Operations of the Company since December 1995. From 1973 to August 1995, he served in various capacities for, and ultimately as the Chief Information Officer of Southern California Edison Company, an electric power utility.

Brinton O.C. Young
Age: 46

         Mr. Young has served as Vice President, Strategic Planning of the Company since March 1996. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies.

Dr. Richard D. Edmiston
Age: 55

         Dr. Edmiston has served as Vice President of Research and Development of the Company since January 1997. From December 1992 to January 1997, Dr. Edmiston was Vice President of Network Planning and Architecture at BBN Corporation, a leading Internet research and development organization, and the founder of BBN Planet, a leading provider of Internet services to businesses. From September 1990 to November 1992, Dr. Edmiston managed distributed computer and information systems research at GTE Laboratories.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. These persons are also required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and


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


written representations that no other reports were required, all of the Company's reporting persons complied during fiscal 1997 with all applicable
Section 16(a) filing requirements.

Beneficial Ownership Of Common Stock

         The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executives officers named in the Summary Compensation Table included elsewhere herein, and (iv) all directors and officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of July 10, 1998, the Record Date. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.



                                                     Amount and Nature of                    Percent of
 Name and Address of Beneficial Owners (1)         Beneficial Ownership (2)                     Class
 -----------------------------------------         ------------------------                     -----
Sky D. Dayton.............................         1,397,286 (3)                                  9.8%
Reed E. Slatkin...........................         1,064,183 (4)                                  7.4
Kevin M. O'Donnell........................           978,016 (5)                                  6.8
Sidney Azeez..............................           504,772 (6)                                  3.6
Charles G. Betty..........................           197,117 (7)                                  1.4
Linwood A. Lacy, Jr.......................            68,437 (8)                                    *
Robert M. Kavner..........................            40,581 (9)                                    *
Paul McNulty..............................               309(10)                                    *
Brinton O.C. Young........................            65,625(11)                                    *
Dr. Richard D. Edmiston...................            11,750(12)                                    *
Grayson L. Hoberg.........................             7,500(13)                                    *
David R. Tommela..........................             7,875(14)                                    *
William T. Esrey..........................         1,495,018(15)                                 10.5
Patti S. Manuel...........................         1,495,018(16)                                 10.5
Quantum Industrial Partners LDC...........           945,466(17)                                  6.6
Sprint Corporation........................         1,495,018(18)                                 10.5
All directors and executive officers as a group
  (14 persons)............................         5,838,469(19)                                 39.4

----------------------

* Represents beneficial ownership of less than 1% of the Company's Common Stock.

(1) Except as otherwise indicated by footnote (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owed, and (ii) the address of the named person is that of the Company.

(2) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of Common Stock subject to options or warrants exercisable within 60 days of June 10, 1998 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)   Includes options to purchase 12,500 shares of Common Stock.

(4)   Includes (i) warrants to purchase  182,500  shares of Common  Stock,  and
     (ii) 12,074 shares of Common Stock held in trust for Mr. Slatkin's minor children.

(5) Includes (i) 7,538 shares of Common Stock by Mr. O'Donnell's son, and (ii) warrants to purchase 182,500 shares of Common Stock. Mr. O'Donnell disclaims beneficial ownership of the shares of Common stock held by his son and the shares of Common Stock issuable upon exercise of options held by his son.

(6) Includes 303,049 shares of Common Stock held by members of Mr. Azeez's family.

(7)   Includes options to purchase 138,750 shares of Common Stock.

(8)   Includes options to purchase 40,000 shares of Common Stock.

(9) Includes (i) warrants to purchase 3,334 shares of Common Stock, and (ii) options to purchase 20,000 shares of Common Stock.

(10)  Includes warrants to purchase 50 shares of Common Stock.

(11)  Includes options to purchase 55,625 shares of Common Stock.

(12)  Includes options to purchase 3,750 shares of Common Stock.

(13)  Represents options to purchase 7,500 shares of Common Stock.

(14)  Includes options to purchase 7,875 shares of Common Stock.

(15) Includes 1,495,018 shares of stock beneficially owned by Sprint and which Mr. Esrey may be deemed to beneficially own.

(16) Includes 1,495,018 shares of stock beneficially owned by Sprint and which Ms. Manuel may be deemed to beneficially own.

(17) Includes warrants to purchase 66,700 shares of Common Stock. Quantum Industrial Partners LDC ("Quantum Industrial") has vested investment discretion with respect to its portfolio investments, including the Common Stock, in Soros Fund Management LLC, a Delaware limited liability company of which Mr. Soros serves as Chairman ("SFM"). Mr. Soros may be deemed to be the beneficial owner of the Common Stock held by Quantum Industrial. The shares shown exclude 126,489 shares of Common Stock and warrants to purchase 23,600 shares of Common Stock held directly by Mr. Soros and 26,720 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock held by trusts established for the benefit of the children of Mr. Soros. The shares shown also exclude shares of Common Stock and warrants to purchase shares of Common Stock held by certain managing directors and other employees of SFM, of which Mr. Soros disclaims beneficial ownership. The business address of Quantum Industrial is: c/o Curacao Corporation Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

(18) Includes 1,250,0000 shares of Common Stock acquired by Sprint on June 5, 1998 but excludes 4,102,941 shares of Common Stock into which Sprint's Series A Convertible Preferred Stock would be convertible assuming acceleration of certain dividend rights. The Series A Convertible Preferred Stock is not convertible until June 5, 1999. Also includes 245,018 shares of Common Stock which Sprint purchased in the Company's secondary offering pursuant to certain preemptive rights under the terms of the transaction with Sprint. Sprint's address is 2330 Shawnee Mission Parkway, Westwood, Kansas 66205.

(19) Includes (i) options and warrants to purchase 614,384 shares of Common Stock, (ii) 322,661 shares of Common Stock owned by family members or affiliates of certain members of the group.

                             EXECUTIVE COMPENSATION

         Pursuant to SEC rules for proxy statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee intends that this report clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. Charles G. Betty.

             Compensation Committee Report on Executive Compensation

         This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1997 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company. The Committee also administers the Company's Stock Option Plans.

Compensation Philosophy

         The Committee consists of three non-employee directors. The Committee is responsible for setting cash and long-term incentive compensation for executive officers and other key employees of the Company.

         The Company's compensation policies are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package of separate components, all of which are designed to enhance the Company's overall performance. The components are base salary, short-term compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

Base Salaries

         The base salaries for the Company's executive officers for 1997 was established subjectively by the Committee. The salaries of the executive officers were established based on the market environment and the Company's need to attract and retain key personnel for whom the Company must compete against larger, more established companies.

Short-Term Annual Bonuses

         Annual bonuses established for the executive officers are intended to provide an incentive for improved performance in the short term. Target bonus levels for the executive officers are established by the Committee at the beginning of the year. For 1997, these bonuses were established based on member count level, cash flow and profitability.

Long-Term Incentive Compensation

         The Company's long-term incentive compensation plan for its executive officers is based on the Company's stock option plans. These plans promote ownership of the Company's Common Stock which, in turn, provides a common interest between the stockholder of the Company and the executive officers of the Company. In establishing a long-term compensation plan, the Board of Directors concluded that any compensation received under such plans should be directly linked to the performance of the Company, as reflected by increases in the price of its Common Stock, and the contribution of the individual thereto. Options have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of ten years and generally vest over five years. The number of options granted to executive officers is determined by the Committee, which is charged with administering the stock option plans.

         The base salaries, targeted bonus amounts and number of stock options established for or granted to the Company's executive officers for 1997 are based, in part on the Committee's understanding of compensation amounts and forms paid to persons in comparable roles performing at comparable levels at other companies in the same or related industries. Such amounts however, mainly reflect the subjective discretion of the members of the Committee based on the evaluation of the Company's current and anticipated future financial performance, the contribution of the individual executive officers to such financial performance, the contribution of the individual executive officers to the Company in areas not necessarily reflected by the Company's financial performance and the most appropriate incentive to link the performance and compensation of the executive officers to the stockholder's return on the Company's Common Stock.

Compensation of the Chief Executive Officer

         In January 1996, the Company entered into a two-year employment agreement with Mr. Charles G. Betty which was renewed for an additional year in December 1997. Under this agreement, during 1997 the Company compensated Mr. Betty with a base salary of $240,000 plus a travel allowance of $8,363 for Mr. Betty and his family and such other benefits as are generally made available to other senior executives of the Company. The agreement further entitles Mr. Betty, upon the attainment of certain performance goals, to an annual bonus of up to $75,000. As a result of Mr. Betty's contributions not necessarily being reflected in the Company's financial performance, the Committee reconsidered the plan and in its discretion, allowed Mr. Betty to participate in the 1997 annual bonus plan that provided for a cash bonus based on achieving certain member count levels, cash flow and profitability awarded Mr. Betty an actual bonus of $60,621. In December 1997 the Company amended Mr. Betty's agreement to increase Mr. Betty's base salary to $300,000 for 1998.

Benefits

         The Company believes that it must offer a competitive benefits program to attract and retain all of its full time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Limitations on Deductibility of Compensation

         Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                               Submitted by:    THE COMPENSATION COMMITTEE
                                                Linwood A. Lacy, Jr.
                                                Kevin M. O'Donnell
                                                Reed E. Slatkin

         The Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's 1997 Annual Report to Stockholders or its Report on Form 10-K.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Lacy, O'Donnell and Slatkin. No member of the Compensation Committee was, during the last fiscal year, an officer or employee of the Company nor was formerly an officer of the Company. The following transactions involve, among others, members of the Compensation Committee and are required to be described under the rules of the Securities and Exchange Commission (the "SEC"):

         In January 1996, Mr. Slatkin guaranteed a $1.5 million lease for network equipment. As consideration for this agreement, the Company issued Mr. Slatkin warrants to purchase 100,000 shares of Common Stock at an exercise price of $4.84 per share, the amount then determined by the Board of Directors to constitute the fair market value as of January 1996. The Company and Mr. O'Donnell subsequently agreed to indemnify Mr. Slatkin against certain liability arising out of this lease. As consideration for this agreement, Mr. Slatkin transferred one-half of these warrants to Mr. O'Donnell.

         In June 1996, the Company issued $2,950,000 of its 10% Promissory Notes to 17 purchasers, including certain of its directors and more than five percent stockholders. In connection with this financing, and as additional consideration for the investment of these purchasers, the Company also issued warrants to purchase 98,340 shares of Common Stock having an exercise price of $11.00 per share. The 10% Promissory Notes were due on or before June 6, 1997 with interest payable monthly until such date. The warrants are exercisable for five years commencing on the date of issuance. The following directors and more than five percent stockholders participated in this financing: Sidney Azeez, $200,000 note, 6,667 warrants; Robert M. Kavner, $100,000 note, 3,334 warrants; Kevin M. O'Donnell, $225,000 note, 7,500 warrants; Reed E. Slatkin, $225,000 note, 7,500 warrants; and Storie Partners, L.P., $300,000 note, 10,000 warrants. The holders of $725,000 of the 10% Promissory Notes including Messrs. Slatkin and Abbott and Storie Partners, L.P., converted their indebtedness into 55,767 shares of Common Stock upon consummation of the Company's initial public offering in January 1997. At that time, the Company also repaid the remaining balance of the 10% Promissory Notes.

         In September 1997, the Company sold 1,459,759 shares of its Common Stock to certain purchasers, including, among others, certain directors and stockholders. The following directors and more than five percent stockholders (including certain of their family members and affiliates) participated in this financing: Reed E. Slatkin (55,810 shares); Sidney Azeez (46,512 shares); Charles G. Betty (10,000 shares); Linwood A. Lacy, Jr. (23,256 shares); Richard
D. Edmiston (10,000 shares); Brinton O.C. Young (10,000 shares); and Quantum Industrial Partners LDC (465,117 shares).

         Until October 1997, Mr. Lacy also served as President and Chief Executive Officer of Micro Warehouse Incorporated ("Micro Warehouse"), one of the Company's affinity marketing partners. For the year ended December 31, 1997, the Company paid Micro Warehouse approximately $35,200 in bounties for new Company members generated by Micro Warehouse.

         Mr. Esrey serves as Chairman of the Board of Directors and Chief Executive Officer of Sprint. Ms. Manuel serves as President of Marketing of Sprint. On June 5, 1998 the Company consummated a series of transactions with Sprint which, among other things, resulted in Sprint purchasing 1.25 million shares of the Company's Common Stock at $45 per share in a tender offer and purchasing approximately 4.1 million shares of the Company's Series A Convertible Preferred Stock in exchange for certain commercial and financial arrangements (the "Sprint Transaction").

         The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties. It is the Company's current policy that all transactions by the Company with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to the Company than could be obtained from unaffiliated parties.

Executive Officer Compensation

                      Table I - Summary Compensation Table

         The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the five most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during fiscal 1997 and was serving at the end of fiscal 1997. Such executive officers are referred to as the "Named Executive Officers."



                                                                                  Long Term
                                                                                 Compensation
                                                                                 -----------------
                                                        Annual Compensation       Securities
                                                        -------------------        Underlying          All Other
         Name and Principal Position       Year         Salary        Bonus        Options (#)         Compensation
         ---------------------------      -----         ------        -----       -----------------    ------------
  Sky Dayton........................       1997       $180,000        $45,411             --                 --
     Chairman (1)                          1996        153,036         70,006             --                 --
                                           1995         97,726         16,573        250,000                 --

  Charles G. Betty..................       1997        240,000         60,621             --          $  10,578(2)
     President and Chief Executive         1996        220,550         77,635        250,000             24,000(3)
  Officer (1)                              1995             --             --             --                 --


  Grayson L. Hoberg (4).............       1997          8,654             --        100,000                 --
     Vice President, Finance and           1996             --             --             --                 --
  Administration                           1995             --             --             --                 --
     and Chief Financial Officer


                                       14


  David R. Tommela..................       1997        132,000         26,723             --              1,218(5)
     Vice President, Operations            1996        130,392         34,439         12,500                 --
                                           1995          8,862             --         37,500                 --

  Richard D. Edmiston...............       1997        185,000         33,398(6)      27,500             33,626(7)
     Vice President, Research and          1996             --                            --                 --
  Development                              1995             --                            --                 --


  Brinton O.C. Young................       1997        140,000         29,754             --                 --
     Vice President, Strategic Planning    1996         73,681         18,409        112,500                 --
                                           1995             --             --             --                 --


----------

(1) Mr. Dayton served as the Company's President until January 15, 1996 when Mr. Betty's employment commenced. Mr. Dayton served as the Company's Chief Executive Officer until May 7, 1996 when Mr. Betty was appointed to that position.

(2) Consists of reimbursement of $8,363 of travel expenses pursuant to Mr. Betty's employment agreement and $2,215 in matching contributions to Mr. Betty's account under the Company's 401(k) plan.

(3) Consists of reimbursement of travel expenses pursuant to Mr. Betty's employment agreement.

(4) Mr. Hoberg commenced employment on December 5, 1997 with an annualized base salary of $150,000.

(5) Consists of matching contributions to Mr. Tommela's account under the Company's 401(k) plan.

(6) Includes a signing bonus of $15,000 paid to Mr. Edmiston pursuant to his employment with the Company.

(7) Consists of reimbursement of $32,203 of travel expenses pursuant to Mr. Edmiston's employment and $1,423 in matching contributions to Mr. Edmiston 's account under the Company's 401(k) plan.

                     Table II - Option Grants in Fiscal 1997

         This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1997 to purchase shares of the Company's Common Stock. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.


                                                                                      Potential Realizable Value
                                            % of Total                                at Assumed Annual Rates
                           Number of          Options                                 of Stock Price Appreciation
                          Securities        Granted to                                for the Option Term (1)
                                                                                      ---------------------------
                                                                                         5%               10%
                         Underlying         Employees   Exercise                      -------           -------
Name                      Options          in Fiscal     Price      Expiration
                         Granted (#)          Year       ($/sh)       Date
                        -----------          ----       ------        ------
Grayson L. Hoberg.....    50,000(2)           12.6%      $16.00       11/07/07       $1,297,207       $2,539,443
                          50,000(3)           12.6        19.88       12/05/07       1,103,452         2,345,693

Richard D. Edmiston...    27,500(4)            7.0%       13.00        1/23/07        795,961          1,479,194


-----------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon a price of $25.75 per share, the closing price of a share of Common Stock on December 31, 1997. These assumptions are not intended to forecast future appreciation of the

         Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(2) Vests in equal increments of 5% per quarter over the five-year period beginning on the date of grant, November 7, 1997.

(3) Vests in equal increments of 5% per quarter over the five-year period beginning on the date of grant, December 5, 1997.

(4) Vests in equal increments of 5% per quarter over the five-year period beginning on the date of grant, January 23, 1997.

 Table III - Option Exercises In Fiscal 1997 and Fiscal 1997 Year-End Option
             Values

         None of the Named Executive Officers exercised any stock options during fiscal 1997. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1997. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $25.75, which was the closing sales price of a share of Common Stock reported on the Nasdaq National Market on December 31, 1997.


                                                         Number of
                                                    Securities Underlying               Value of Unexercised
                                                    Unexercised Options                In-the-Money Options (1)
                                                    -------------------             ------------------------------
Name                                           Exercisable       Unexercisable      Exercisable      Unexercisable
----                                           ------------      -------------      ------------     -------------
Sky D. Dayton..........................         125,000             125,000          $2,992,500       $2,992,500
Charles G. Betty.......................          80,000             170,000           1,557,300        3,208,200
Grayson L. Hoberg......................               -             100,000                   -          781,250
David R. Tommela.......................          18,750              31,250             373,613          610,388
Richard D. Edmiston....................           4,125              23,375              52,594          298,031
Brinton O.C. Young.....................          33,750              78,750             539,663        1,259,213


-----------

(1) The value of "in-the-money" options represents the difference between the exercise price of stock options and $25.75, the closilng saes price reported by the Nasdaq National Market of the Company's Common Stock for December 31, 1997.

Convertible Securities Vesting Plan

         In December 1997, the Board of Directors adopted a plan whereby the vesting of stock options and warrants held by certain directors and employees will accelerate upon a change in control of the Company. Generally, a change in control includes the sale of all or substantially all of the Company's assets or the acquisition by a person or group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of 25% or more of the Company's outstanding voting securities. In connection with the Sprint Transaction, the Company amended this plan so that the Sprint Transaction would not constitute a change in control.

Key Employee Compensation Continuation Plan

         In January 1998 the Board of Directors adopted a plan whereby those employees identified as "key" or critical to the Company are entitled to a severance payment equal to fifty percent (50%) of their compensation and certain other benefits received during the twelve-month period ending upon their termination. The Company adopted this plan to attract the highest quality individuals to become key members of the Company's leadership team and to retain the high-quality individuals who are presently members of the Company's leadership team.

 Employment Agreement

         Effective April 1998, the Company amended and restated its employment agreement with Mr. Charles G. Betty. Under this agreement, the Company continues to employ Mr. Betty as its President and Chief Executive Officer at a salary of not less than $300,000 per year, plus a $24,000 a year travel allowance for Mr. Betty and his family, and such other benefits as are generally made available to other senior executives of the Company. Mr. Betty is entitled, upon the attainment of specified performance goals, to an annual bonus in the amount equal to 50% of his base salary. In addition, the agreement provides that Mr. Betty will receive a severance payment equal to 100% of his then current base salary, will receive the full bonus to which he would have otherwise been entitled during the year in which the termination occurs, and will continue to receive health, medical, life and liability insurance coverage for one year (i) if he is terminated by the Company other than for "cause" as defined in the agreement, (ii) if the Company elects not to extend the term of the employment agreement at the end of the first three-year term or any yearly extension or
(iii) if Mr. Betty terminates his employment because of a breach of the employment agreement by the Company. In connection with the amended and restated employment agreement, Mr. Betty was granted an option to purchase an additional 150,000 shares of Common Stock at an exercise price of $44.75 per share 75,000 of which vested June 5, 1998. In the event of a "change in control," as defined in the agreement, the termination of Mr. Betty by the Company other than for "cause" or if Mr. Betty terminates his employment because of a breach of the agreement by the Company, all unvested options held by Mr.

Betty will vest immediately.

Stock Performance Graph

         The following indexed line graph indicates the Company's total return to stockholders from January 22, 1997, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to December 31, 1997, as compared to the total return for the Nasdaq Stock Market - US Index and the Nasdaq Telecommunications Index for the same period. The calculations in the graph assume that $100 was invested on January 22, 1997, in each of the Company's Common Stock and each index and also assume dividend reinvestment.
















----------------------------------------- -------------- -------------- --------------- -------------- --------------
                                             1-22-97        3-31-97        6-30-97         9-30-97       12-31-97

----------------------------------------- -------------- -------------- --------------- -------------- --------------
----------------------------------------- -------------- -------------- --------------- -------------- --------------
EarthLink Network, Inc.                       $100            $96            $100           $144           $198
----------------------------------------- -------------- -------------- --------------- -------------- --------------
----------------------------------------- -------------- -------------- --------------- -------------- --------------
Nasdaq Stock Market - US Index                $100            $88            $104           $122           $114
----------------------------------------- -------------- -------------- --------------- -------------- --------------
----------------------------------------- -------------- -------------- --------------- -------------- --------------
Telecommunications Index                      $100            $89            $112           $130           $141
----------------------------------------- -------------- -------------- --------------- -------------- --------------

                PROPOSAL 2 - AMENDMENT OF 1995 STOCK OPTION PLAN

         On April 30, 1998, the Board of Directors adopted and recommended for submission to the Stockholders for their approval a proposal to amend the Company's Stock Option Plan. The proposed amendment to the Stock Option Plan will increase the number of shares of Common Stock reserved for issuance under the Stock Option Plan from 1,850,000 to 2,850,000. The proposed amendment is necessary to reserve a sufficient number of shares of Common Stock under the Stock Option Plan to allow the Company to grant stock options to existing and future employees.

         The purposes of the Stock Option Plan are to attract and retain the best available personnel, to provide additional incentive to the employees of the Company and its subsidiaries, if any, to promote the success of the Company's business and to enable the Company's employees to share in the growth and prosperity of the Company by providing them with an opportunity to purchase stock in the Company.

         The Board has reserved 1,850,000 shares of Common Stock for grants of options under the Stock Option Plan. Since the Company's inception through July 10, 1998, the Compensation Committee of the Company's Board of Directors has granted options to purchase 1,826,575 shares of Common Stock under the Stock Option Plan. Of the options granted to date, options to purchase 242,824 shares have been recaptured from employees whose employment with the Company has terminated. Accordingly, if the proposal to amend and restate the Stock Option Plan is approved, there will be 1,103,749 shares of Common Stock available for future grants under the Stock Option Plan. The primary features of the Stock Option Plan are summarized below.

Plan Summary and Other Information

         General. Under the Stock Option Plan, options may be granted to employees of the Company and its Subsidiaries (as defined in the Stock Option
Plan), if any. As of December 31, 1997, there were approximately 800 persons eligible to receive grants of options under the Stock Option Plan, subject to the Compensation Committee's approval of individual grants.

         The Stock Option Plan offers to eligible employees ("Participants" or, individually, a "Participant") the opportunity to purchase shares of Common Stock through stock options granted to them under the Stock Option Plan. A stock option entitles the optionee to purchase shares of Common Stock from the Company at the exercise price. Two types of options, incentive stock options ("ISOs") and nonstatutory stock options, may be granted under the Stock Option Plan. The two types of options differ primarily in the tax consequences associated with the exercise of an option and the disposition of the shares of Common Stock received upon exercise of an option. See "--Certain Federal Income Tax Consequences." No Participant may be granted options that relate to more than 250,000 shares of Common Stock during any one-year period.

         Grants Under the Stock Option Plan. The Compensation Committee, which is comprised of two or more non-employee directors appointed by the Board of Directors, administers the Stock Option Plan and designates Participants to whom options are granted, specifies whether the option is intended to be an ISO or a nonstatutory stock option and specifies the number of shares of Common Stock subject to each option. All options granted under the Stock Option Plan are evidenced by option agreements ("Option Agreements" or, individually, an "Option Agreement") that are subject to the applicable provisions of the Stock Option Plan and to such other terms, conditions and restrictions as the Compensation Committee may determine to be appropriate.

         In the case of ISOs, the aggregate Fair Market Value (as defined in the Plan) of Common Stock with respect to which stock options intended to meet the requirements of Code Section 422 of the Internal Revenue Code of 1986, as amended, become exercisable for the first time by an individual during any calendar year under all plans of the Company and its subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the ISOs that cause the limitation to be exceeded will be treated as nonstatutory stock options.

         Set forth below is the number of incentive stock options that had been granted to certain employees of the Company under the Stock Option Plan and that remained outstanding as of December 31, 1997. No nonstatutory stock options have been granted under the Stock Option Plan. The closing sales price reported by the Nasdaq National Market of the Company's Common Stock on December 31, 1997 was $25.75 per share.


                                                   Incentive
Name                                          Options Granted(1)
----                                          ------------------
Sky D. Dayton.........................                --
Charles G. Betty......................           175,000(2)
David Tommela.........................            50,000(3)
Brinton O.C. Young....................           112,500(4)
Grayson L. Hoberg.....................            50,000(5)
Richard D. Edmiston...................            27,500(6)
All Executive Officers
 as a Group (6 Persons)...............           415,000
Non-Executive Officer
 Employees as a Group.................           698,611(7)


-----------

(1) All stock options vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant.
(2)      Granted January 15, 1996.
(3)      37,500 granted December 4, 1995; 12,500 granted May 7, 1996.
(4)      Granted May 7, 1996.
(5)      Granted December 5, 1997.
(6)      Granted January 23, 1997.

(7) Represents options granted to 324 employees under the Stock Option Plan. This figure was adjusted to reflect both the recapture of 221,807 options pursuant to employee terminations and the exercise of 48,957 options by employees as of December 31, 1997.

         Although not determinable at the time of this Proxy Statement, the Compensation Committee of the Board of Directors may award certain of the Company's executive officers incentive and nonstatutory stock options under the amended Stock Option Plan, pending the approval of this amendment and the Compensation Committee's review of the Company's executive compensation policies for fiscal 1998.

         Exercise Price. The exercise price of a share of Common Stock purchased upon the exercise of an option granted under the Stock Option Plan (the "Exercise Price") is determined by the Compensation Committee on the date the option is granted and set forth in the applicable Option Agreement. The Exercise Price of an ISO may not be less than the Fair Market Value of a share of Common Stock on the date the option is granted. With respect to each grant of an ISO to a Participant who beneficially owns more than 10% of the combined voting power of the Company or any of its Subsidiaries (determined by applying certain attribution rules), the Exercise Price may not be less than 110% of the Fair Market Value of the Common Stock on the date the option is granted. These Exercise Price requirements do not apply to nonstatutory stock options. However, under the Stock Option Plan, the exercise price of a nonstatutory stock option may not be less than 85% of the Fair Market Value of a share of Common Stock on the date of grant.

         Exercise and Payment. An option may be exercised in accordance with the Stock Option Plan and such other terms and conditions as the Compensation Committee may prescribe. Each option is exercisable by the Participant at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Compensation Committee shall specify in the Option Agreement; provided, however, that subsequent to the grant of an option, the Compensation Committee, at any time before complete termination of such option, may accelerate the time or times at which the option may be exercised, in whole or in part, and may permit the Participant or any other designated person to exercise the option, or any portion thereof, for all or part of the remaining option term, notwithstanding any provision of the Option Agreement to the contrary.

         The maximum period during which an ISO may be exercised is determined by the Compensation Committee on the date of grant, but may not be longer than ten years, provided that, any ISO granted to a Participant who beneficially owns more than 10% of the combined voting power of the Company or any of its Subsidiaries (determined by applying certain attribution rules) may not be exercisable after the expiration of five years after the date of grant. The term of any option is specified in the applicable Option Agreement. An option is considered exercised on the date the Exercise Price is paid to the Company.

         The Exercise Price must be paid in cash or a cash equivalent authorized by the Compensation Committee. If the Option Agreement provides, the payment of all or part of the Exercise Price may be made by surrendering shares of Common Stock that have been owned by the Participant for at least six months prior to the date of exercise to the Company to the extent sufficient to pay the full Exercise Price. The Exercise Price may also be paid by having the Company withhold a number of shares, the Fair Market Value of which is sufficient to satisfy the Exercise Price.

         Administration. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Compensation Committee members generally may not be employees of or consultants to the Company or its Subsidiaries and serve at the pleasure of the Board of Directors. All members of the Compensation Committee are appointed (and may be removed) by and serve for such terms as determined by the Board of Directors. The Compensation Committee has the authority to interpret all provisions of the Stock Option Plan; to prescribe the form of Option Agreements; to adopt, amend and rescind rules and regulations pertaining to the administration of the Stock Option Plan; and to make all other determinations necessary or advisable for the administration of the Stock Option Plan. The Compensation Committee's determinations under the Stock Option Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants under the Stock Option Plan (whether or not such persons are similarly situated).

Certain Federal Income Tax Consequences

         The following discussion outlines certain federal income tax consequences of participation in the Stock Option Plan. Individual circumstances may vary these results. Additionally, federal income tax laws and regulations are complex and frequently amended, and each Participant should rely on his own tax counsel for advice regarding the federal income tax consequences of participation in the Stock Option Plan.

         Federal Income Tax Treatment of ISOs. A Participant generally will not recognize taxable income on the grant or the exercise of an ISO (although the exercise of an ISO can increase the Participant's alternative minimum tax liability because the difference between the fair market value of the Common Stock acquired and the Exercise Price will be included in the Participant's alternative minimum taxable income). A Participant will recognize taxable income if and when the Participant disposes of the shares of Common Stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after the shares of Common Stock are transferred to the Participant on exercise of the ISO (the "ISO Holding Period"), the Participant will recognize capital gain (or loss) equal to the excess (or deficiency) of the amount realized from disposition of the Common Stock less the Participant's tax basis in the Common Stock. A Participant's tax basis in the Common Stock generally is the amount the Participant paid on exercise of the ISO. The capital gain (or loss) will be long-term or short-term depending on the length of time the Participant held the shares of Common Stock.

         If Common Stock acquired under an ISO is disposed of before the expiration of the ISO Holding Period described in the preceding paragraph (a "Disqualifying Disposition"), a Participant generally will recognize as ordinary income in the year of the Disqualifying Disposition the difference between the fair market value of the Common Stock on the date of exercise of the ISO and the Exercise Price paid by the Participant. Any additional gain will be treated as long-term or short-term capital gain depending on the length of time the Participant held the shares of Common Stock.

         A special rule applies to a Disqualifying Disposition of Common Stock where the amount realized on the disposition is less than the fair market value of the Common Stock on the date of exercise of the ISO. In that event, the Participant generally will recognize as ordinary income the difference between the amount realized on the disposition of the Common Stock and the Exercise Price paid by the Participant instead of the ordinary income amount described above for a Disqualifying Disposition. Any additional loss will be treated as a long-term or short-term capital loss depending on the length of time the Participant held the shares of Common Stock.

         The Company generally will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. In the event a Participant disposes of Common Stock acquired under an ISO in a Disqualifying Disposition, the Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the Participant is to recognize.

         The foregoing discussion assumes that the Participant exercises the ISO while the Participant is an employee of the Company or within three months of termination of employment. The three-month period is extended to one year if the Participant terminates employment as a result of a total and permanent disability and indefinitely if the termination is caused by the Participant's death. If the Participant exercises the ISO outside of these time limits, the Participant's tax consequences will be the same as described for nonstatutory stock options. However, the Board of Directors may shorten the time period during which the Participant may exercise any ISO in the applicable Option Agreement.

         Federal Income Tax Treatment of Nonstatutory Stock Options. A Participant generally will not recognize taxable income on the grant of a nonstatutory stock option. On the exercise of a nonstatutory stock option, a Participant will recognize as ordinary income the difference between the fair market value of the Common Stock acquired and the Exercise Price paid by the Participant. A Participant's tax basis in the Common Stock acquired upon the exercise of a nonstatutory stock option is the amount paid for the Common Stock plus any amount included in income with respect to the exercise. The Participant's holding period for the Common Stock begins on the day the Common Stock is acquired. Any gain or loss that a Participant recognizes on a subsequent disposition of Common Stock acquired upon the exercise of a nonstatutory stock option generally will be long-term or short-term capital gain or loss depending on the length of time the Participant held the shares of Common Stock. The amount of the gain (or loss) will equal the excess (or deficiency) of the amount realized on the subsequent disposition less the Participant's tax basis in his shares of Common Stock.

         The exercise of a nonstatutory stock option generally will entitle the Company to claim a federal income tax deduction equal to the amount of ordinary income the Participant is to recognize. The amount of ordinary income the Participant is to recognize on the exercise of a nonstatutory stock option will constitute wages for withholding and employment tax purposes. Accordingly, the Company will be required to withhold or obtain payment from the Participant, as each Option Agreement permits, for the amount of required withholding and employment taxes.

         Special Rules. The foregoing discussion assumes that the Participant pays the Exercise Price in cash. Special rules apply to a Participant who exercises an ISO or a nonstatutory stock option by paying the Exercise Price, in whole or in part, by the transfer of shares of Common Stock that the Participant already owns.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1995 STOCK OPTION PLAN AS DESCRIBED ABOVE.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

         The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. The Company has engaged American Stock Transfer & Trust Company to assist it in the proxy solicitation process and will pay such firm approximately $1,000 for its services (exclusive of postage fees). In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                              INDEPENDENT AUDITORS

         The firm of Price Waterhouse LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997 and the Board of Directors has reappointed this firm as the Company's independent auditors for the fiscal year ending December 31, 1998. A representative of this firm is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he or she so desires.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Any proposal that a stockholder may desire to have included in the Company's proxy material for presentation at the 1999 Annual Meeting must be received by the Company at its executive offices at 3100 New York Drive, Pasadena, California 91107, Attention Kirsten L. Hansen, Secretary, on or prior to December 31, 1998.

                                  ANNUAL REPORT

         The Company's 1997 Annual Report to Stockholders (which is not part of the Company's proxy soliciting material) is being mailed to the Company's Stockholders with this proxy statement.

                               By order of the Board of Directors,

                               /s/ Sky D. Dayton

                               Sky D. Dayton
                               Chairman of the Board

Pasadena, California
August 3, 1998

8888
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                           EARTHLINK NETWORK, INC.

    The undersigned stockholder(s) of EarthLink Network, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, for the Company's 1998 Annual Meeting, and hereby appoints Sky D. Dayton and Charles G. Betty, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. Pacific Standard Time on Friday, August 28, 1998 at 3100 New York Drive, Pasadena, California 91107 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

               Please Detach and Mail in the Envelope Provided

A /X/ Please mark your votes as in this example.

                     FOR all nominees                  WITHHOLD
                 listed at right, except          authority to vote
                   as indicated below             for all nominees
1. ELECTION OF
   DIRECTORS:             / /                            / /

Instructions: To withhold authority for any individual nominee, mark "FOR" above, and write the name of the nominee or nominees as to whom you wish to withhold authority in the space below. You may also use the space below to cumulate votes with respect to one or more nominees.

Nominees: Sky D. Dayton, Chairman of the Board of Directors
          Charles G. Betty, President, Chief Executive Officer and Director Sidney Azeez, Director
          Robert M. Kavner, Director
          Linwood A. Lacy, Jr., Director
          Paul McNulty, Director
          Kevin M. O'Donnell, Director
          Reed E. Slatkin, Director

                                                 FOR  AGAINST  ABSTAIN
2. Proposal to amend the Company's 1995 Stock    / /    / /      / /
   Option Plan.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION, AND FOR PROPOSAL 2.

Stockholders are entitled to cumulate votes in the election of directors as described in the enclosed Proxy Statement. To cumulate votes as to a particular nominee(s), indicate the name(s) and the number of votes to be given to such nominee(s) in the space provided at left.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL (1) ABOVE AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature: ________________________________________________

Signature (if held jointly) _______________________________

Dated: ______________________________________________, 1998

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required.
       A Corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.